Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL

August 4, 2008

Blue Coat Systems, Inc.

420 North Mary Avenue

Sunnyvale, California 94085

Ladies and Gentlemen:

We have acted as special counsel for Blue Coat Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale by the selling stockholders named in the Registration Statement from time to time of 2,119,460 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, to be issued upon the conversion of $40,000,000 aggregate principal amount of Zero Coupon Convertible Senior Notes due 2013 (the “Notes”) and the exercise of warrants to purchase 192,678 shares of Common Stock (the “Warrants”). Each of the Notes and the Warrants was issued to the selling stockholders on June 2, 2008.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that when the Shares are issued and delivered upon the conversion of the Notes or the exercise of the Warrants, as applicable, in accordance with the terms thereof, such Shares will be validly issued, fully-paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Shares, (i) the authorization by the Board of Directors of the issuance and sale of such Shares shall not have been modified or rescinded; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Shares or the Notes or Warrants.

We are members of the Bars of the State of California and the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell

2